SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 29th day of May, 2015, by and among First Reserve Fund XII, L.P., a Cayman Islands limited partnership (“FRF”), FR XII-A Parallel Vehicle, L.P., a Cayman Islands limited partnership (“FRA”), FR XI Offshore AIV, L.P., a Cayman Islands limited partnership (“FR AIV”), FR Torus Co-Investment, L.P., a Cayman Islands limited partnership (“FRT” and together with FRF, FRA and FR AIV, the “Sellers” and each a “Seller”) and Canada Pension Plan Investment Board, a  Canadian federal Crown corporation (the “Purchaser”).
RECITALS
WHEREAS, the Sellers currently own in the aggregate 1,501,211 ordinary shares par value $1.00 per share (the “Ordinary Shares”) of Enstar Group Limited, a Bermuda company (the “Company”), and 714,015 shares of series E non-voting convertible ordinary shares, par value $1.00 per share, of the Company (the “Series E Shares” and together with the Ordinary Shares, the “Shares”); and
WHEREAS, on the terms and subject to the conditions of this Agreement, the Sellers desire to sell all of the Purchased Shares (as defined herein) set forth opposite its name on Schedule 1 hereto, to the Purchaser, and the Purchaser desires to purchase from the Sellers all of the Purchased Shares, on the terms and conditions set forth in this Agreement (the “Transaction”).
NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I

 SALE AND PURCHASE OF PURCHASED SHARES
Section 1.1  Purchase.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from each Seller, free and clear of any and all Liens (as defined herein) other than Permitted Liens (as defined herein), those Shares set forth opposite the name of each Seller on Schedule 1 hereto (the “Purchased Shares”).  The purchase price for each Purchased Share shall be $140.00 per share, resulting in an aggregate purchase price for all of the Purchased Shares of $266,837,480.00 (the “Purchase Price”).

Section 1.2   Closing.

(a)            The closing of the Transaction (the “Closing”) shall occur as promptly as practicable (but in no event later than the third business day) after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Articles V, VI and VII unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided, however, that in no event shall the Closing occur prior to June 3, 2015 unless the parties otherwise agree in writing (the date and time of the Closing being referred to in this Agreement as the “Closing Date”).

(b)            At the Closing:

            (i)            each Seller shall deliver or cause to be delivered to the Purchaser all of such Seller’s respective right, title and interest in and to the Purchased Shares (x) by delivery of one or more certificates evidencing the Purchased Shares, endorsed to the Purchaser or accompanied by duly executed stock powers or other instrument of assignment and/or (y) to the extent any Purchased Shares are to be delivered through the facilities of The Depository Trust Company that are credited to or otherwise held in a securities account maintained by any Seller, each Seller shall take such actions as are necessary to provide appropriate instruction to the relevant financial institution or other entity with which such Seller’s account is maintained to effect the legally valid transfer of the Purchased Shares from such Seller’s account to an account designated by the Purchaser for the receipt of the Purchased Shares so transferred;

            (ii)            the Sellers shall deliver to the Purchaser evidence from the transfer agent (such as a “screen shot”) of the recordation in the Purchaser’s name (or, if applicable, to an account of the Purchaser through the facilities of The Depository Trust Company), of the Purchased Shares other than those referred to in clause (i)(x) of this paragraph (b) above;

            (iii)            the Purchaser shall pay to each Seller its portion of the Purchase Price (as set forth opposite each Seller’s name on Schedule 1) in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions to be provided by the Sellers to the Purchaser;

            (iv)            the Sellers shall deliver to the Purchaser a copy of the Director Resignation Letter (as defined herein) duly executed and delivered by Kenneth W. Moore;

(v) the Purchaser shall deliver to the Company (with copies to the Sellers) duly executed counterparts of the Shareholder Rights Agreement (as defined herein) and the Registration Rights Assignment Agreement (as defined herein);
(vi) the Sellers shall deliver to the Company (with copies to the Purchaser) an irrevocable waiver of rights under the Shareholder Rights Agreement (the “Existing Shareholders Rights Agreement”), dated as of April 1, 2014, among the Company, the Sellers and Corsair Specialty Investors, L.P. (“Corsair”) and termination of the letter agreement, dated as of April 1 2014, among the Company and the Sellers (the “VCOC Letter”) in the form attached hereto as Exhibit A (the “Termination and Waiver Agreement”); and
(vii) the Sellers shall deliver to the Purchaser (with copies to the Company) an assignment of all rights under the Registration Rights Agreement, dated as of April 1, 2014, among the Company, the Sellers and Corsair, other than those in respect of the existing shelf registration statement filed pursuant to Section 1 thereof, which shall remain with Sellers (such agreement, the “Registration Rights Agreement”; such assignment, the form of which is attached hereto as Exhibit B, the “Registration Rights Assignment Agreement”).

ARTICLE II

 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers hereby represent and warrant to the Purchaser, as of the date hereof and the Closing Date, as follows:
Section 2.1  Existence and Power.

(a)            Each Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the Cayman Islands.  Each Seller has the power, authority and capacity to execute and deliver this Agreement and each of the Transaction Agreements (as defined herein) to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)            The execution and delivery of this Agreement and each of the Transaction Agreements to which it is a party by each Seller and the consummation by each Seller of the transactions contemplated hereby and thereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Regulation 13D under the Securities Exchange Act of 1934) filing with, any governmental authority or regulatory authority, including any securities exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over the Sellers; and (ii) except as would not have an adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement and the Transaction Agreements on the terms set forth herein, do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of the Sellers or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Sellers or any of their respective subsidiaries is a party, (B) the Sellers’ organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body.

Section 2.2   Valid and Enforceable Agreement; Authorization.  This Agreement and each of the Transaction Agreements to which it is a party have been duly executed and delivered by each Seller and constitute a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity.  Each Seller has duly taken all necessary corporate, limited partnership or limited liability company action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Agreements to which it is a party and the transactions contemplated hereby and thereby.

Section 2.3  Title to Shares.  Each Seller is the sole owner of the Purchased Shares set forth opposite its name on Schedule 1.  No person or entity has any beneficial ownership of the Purchased Shares other than the Sellers and their respective affiliates. Each Seller has good and valid title to the Purchased Shares set forth opposite its name on Schedule 1, free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, assessment, option, proxy, agreement to vote, equitable or other adverse claim (collectively, “Liens”) other than Liens existing under applicable securities laws or Liens arising under the Registration Rights Agreement (as defined herein) (collectively, “Permitted Liens”), and no Seller has, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Purchased Shares or its ownership rights in such Purchased Shares or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Purchased Shares.  No affiliate of any Seller owns any equity interest in the Company other than the Shares. There are no contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to, or granting rights in connection with, the issuance, sale, transfer or ownership of any of the Purchased Shares, other than as contemplated by the Registration Rights Agreement, the Existing Shareholder Rights Agreement, the VCOC Letter or the indemnification agreement among the Company and Kenneth W. Moore.  The delivery and/or release, as applicable, of the Purchased Shares to the Purchaser pursuant to this Agreement at the Closing will transfer and convey good, valid and marketable title thereto to the Purchaser, free and clear of all Liens other than Permitted Liens.

Section 2.4  Sophistication of the Sellers.  Each Seller has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Transaction and of making an informed investment decision.  In entering into this Agreement, each Seller has consulted with its own advisors and has relied solely upon its own investigation and analysis, without relying upon the Purchaser.

Section 2.5  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, no Seller nor any other person on behalf of the Sellers makes any other express or implied representation or warranty with respect to each Seller or the Company or with respect to any other information provided by or on behalf of the Sellers or the Company.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Sellers, as of the date hereof and the Closing Date, as follows:
Section 3.1  Existence and Power.

(a)            The Purchaser is a Canadian federal Crown corporation duly organized, validly existing and in good standing under the laws of the province of Ontario.  The Purchaser has the power, authority and capacity to execute and deliver this Agreement and each of the Transaction Agreements, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)            The execution and delivery of this Agreement and each of the Transaction Agreements by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby (i) do not require, except as have been obtained prior to the date hereof, the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental or regulatory authority, including any securities exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over the Purchaser or any of its subsidiaries; and (ii) except as would not have an adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Transaction Agreements on the terms set forth herein, do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of the Purchaser, any of the Purchaser’s subsidiaries or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Purchaser or any of its subsidiaries is a party, (B) the Purchaser’s or any of its subsidiaries’ organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body.

Section 3.2  Valid and Enforceable Agreement; Authorization.  This Agreement and each of the Transaction Agreements have been duly executed and delivered by the Purchaser and constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity.  The Purchaser has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

Section 3.3  Sufficient Funds.   The Purchaser has legally available funds sufficient to consummate the transactions contemplated by this Agreement.

Section 3.4  Sophistication of the Purchaser; Purchase for Investment.  Without limiting the representations and warranties of Sellers in Article 2, the Purchaser has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Transaction and of making an informed investment decision.  In entering into this Agreement, the Purchaser has consulted with its own advisors and has relied solely upon its own investigation and analysis, without relying upon any Seller or the Company except to the extent specified in this Agreement and the Transaction Agreements.  The Purchaser is acquiring the Purchased Shares for its own account, for investment only, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Purchased Shares in violation of applicable law, and the Purchaser has no present or contemplated agreement, undertaking, arrangement obligation, indebtedness, or commitment providing for the distribution or sale thereof. The Purchaser acknowledges and agrees that the Purchased Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold, pledged or otherwise transferred by the Purchaser without compliance with the registration provisions of the Securities Act or an exemption therefrom.

Section 3.5  Access to Information.  The Purchaser has reviewed information necessary to evaluate the decision to purchase the Purchased Shares pursuant to this Agreement (collectively, the “Provided Information”).  The Purchaser acknowledges that the Sellers may be in possession of material non-public information about the Company not known to the Purchaser (“Excluded Information”). The Purchaser hereby waives any and all claims and causes of action now or hereafter arising against any Seller or any of its affiliates based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information and further covenants not to assert any claims against or to sue any Seller or any of its directors, officers, employees, partners, agents or affiliates for any loss, damage or liability arising from or relating to its sale of the Purchased Shares pursuant to this Agreement based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information.

Section 3.6  Acknowledgement; Value of Shares.  The Purchaser acknowledges and confirms that it is aware that no Seller is making any representation or warranty to the Purchaser whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or with respect to the value of the Purchased Shares.  The Purchaser acknowledges and confirms that it is aware that the closing sale price of the Shares (the “Stock Price”) has fluctuated since each Seller acquired the Shares and is likely to continue to fluctuate after the Closing, including possible material decreases to the Stock Price.

Section 3.7  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, neither the Purchaser nor any other person on behalf of the Purchaser makes any other express or implied representation or warranty with respect to the Purchaser or with respect to any other information provided by or on behalf of the Purchaser.

ARTICLE IV

 COVENANTS
Section 4.1  No Transfer of Shares.  From the date hereof through the Closing Date, each Seller agrees not to sell, assign, transfer, pledge, charge, hypothecate, encumber or otherwise dispose of any of the Purchased Shares.

ARTICLE V

 MUTUAL CONDITIONS
The respective obligations of the Purchaser and each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
Section 5.1  No Order.  No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by this Agreement illegal or prohibiting consummation of the transactions contemplated by this Agreement.

Section 5.2  Board Approval.  The parties shall have received confirmation from the Company of the approval of the Transaction (including the Shareholder Rights Agreement, the Registration Rights Assignment Agreement, the Termination and Waiver Agreement and the appointment of Purchaser’s board designee as provided in the Shareholder Rights Agreement (as defined in Section 7.3 below)) from both the Board of Directors and, as applicable, the Audit Committee of the Company.

ARTICLE VI

 CONDITIONS OF THE SELLERS’ OBLIGATIONS
The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following condition:
Section 6.1  Assignment of Registration Rights Agreement.  The Registration Rights Assignment Agreement shall have been duly executed by the Company and the Purchaser.

ARTICLE VII

 CONDITIONS OF THE PURCHASER’S OBLIGATION
The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
Section 7.1  Director Resignation Letter.  The Purchaser shall have received a copy of the resignation letter duly executed and delivered by Kenneth W. Moore to the Company (the “Director Resignation Letter”), providing for the resignation of such person from the Company’s Board of Directors and any committees thereof, effective immediately upon the Closing, in the form attached hereto as Exhibit C.

Section 7.2  Assignment of Registration Rights Agreement.  The Registration Rights Assignment Agreement shall have been duly executed by the Company and the Sellers.

Section 7.3  Shareholders Rights Agreement.  A shareholder rights agreement, in the form attached hereto as Exhibit D, shall have been duly executed by the Company (the “Shareholder Rights Agreement” and, together with the Seller Registration Rights Agreement, the Director Resignation Letter and the Registration Rights Assignment Agreement, the “Transaction Agreements”).

ARTICLE VIII

 MISCELLANEOUS PROVISIONS
Section 8.1  Termination.

(a)	This Agreement may be terminated:
(1)	by mutual written consent of the Purchaser and each Seller;
(2)	by the Purchaser or any Seller if the mutual condition to Closing set forth in Section 5.1 is not fulfilled on the Closing Date;
(3)	by the Purchaser or any Seller if the mutual condition to Closing set forth in Section 5.2 is not fulfilled on or prior to June 12, 2015 (the “Outside Date”);
(4)	by any Seller if the conditions to the Sellers’ obligations hereunder set forth in Article VI are not fulfilled on or prior to the Outside Date; or
(5)	by the Purchaser if the conditions to the Purchaser’s obligations hereunder set forth in Article VII are not fulfilled on or prior to the Outside Date.
(b)	The termination of this Agreement shall be effectuated by the delivery of written notice of such termination by the parties terminating this Agreement to the other party.
(c)
If this Agreement is terminated in accordance with this Section 8.1 and the transactions contemplated hereby are not consummated, except as otherwise specifically provided herein, this Agreement shall be of no further force and effect, without any liability on the part of any party hereto, except for Sections 8.3 through 8.20, which shall survive the termination of this Agreement.  Nothing herein shall relieve any party to this Agreement of liability for a willful breach of any representation, warranty, agreement, covenant or other provision of this Agreement prior to the date of termination.

Section 8.2  Public Announcements.  Except (i) as required by applicable law (including U.S. federal securities laws) or (ii) with respect to disclosures that are consistent in all material respects with prior disclosures made in compliance with this Section 8.2, each party hereto shall consult with the other parties before issuing, and give the other parties the opportunity to review and comment upon, any press release or other public statement with respect to this Agreement or the Transaction.

Section 8.3  Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day or (iii) one business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the addresses set forth below or such other address or facsimile number as a party may from time to time specify by notice to the other parties hereto.

If to the Purchaser, to:
Canada Pension Plan Investment Board
One Queen Street East , Suite 2500
Toronto, ON M5C 2W5 Canada
Attention: R. Scott Lawrence, Managing Director, Head of Relationship\
    Investments
Fax: (416) 868-8690
with a copy to the address above to:
Attention: General Counsel
Fax: (416) 868-4760

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Kevin M. Schmidt
Fax: (212) 521-7178

If to any Seller, to:

First Reserve Corporation
One Lafayette Place
Greenwich, Connecticut 06830
Attention: Alan Schwartz
Fax: (203) 625-8579

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:                    Michael Groll, Esq.
Sean M. Ewen, Esq.
Fax: (212) 728-8111
Section 8.4   Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the Transaction embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior written and contemporaneous oral agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including any term sheets, emails or draft documents.

Section 8.5  Assignment; Binding Agreement.  No party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other parties hereto.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 8.6  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereupon delivered by facsimile or other electronic means shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 8.7  Governing Law; Trial by Jury.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws.  Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby.

Section 8.8  No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 8.9  Amendment; Waiver.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged, in whole or in part, except by a writing executed by the parties hereto.

Section 8.10  No Brokers.  Except as previously disclosed to the other party in writing, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 8.11  Further Assurances.  Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

Section 8.12  Costs and Expenses.  Each party hereto shall each pay its own costs and expenses, including any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, drafting, execution and performance of this Agreement.

Section 8.13  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 8.14  Time of Essence.  Time is of the essence in the performance of each and every term of this Agreement.

Section 8.15  Headings.  The article and section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 8.16  Construction.  The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any term shall include the corresponding masculine, feminine and neuter forms.  The word “including” shall be deemed to be followed by the phrase “without limitation”.  All references to “$” are to the lawful currency of the United States of America.  The term “business day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York, are authorized or obligated to close.  The words “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires.

Section 8.17  Specific Performance.  The parties acknowledge and agree that a party could not be made whole by monetary damages in the event that any of the provisions of this Agreement are not performed by the other party in accordance with their specific terms or are otherwise breached.  Accordingly, the parties agree that, in any such event, the parties shall be entitled to seek an injunction or injunctions to specifically enforce the terms and provisions hereof in an action instituted in any court of the State of New York having subject matter jurisdiction in respect thereof, and the parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief.

Section 8.18  Joint and Several Obligations.  The respective obligations of each Seller under this Agreement shall be joint and several.

Section 8.19   Survival.  The representations and warranties (other than those in Section 2.3)  contained in this Agreement shall survive the Closing for a period of one year from the Closing, provided that the representations and warranties contained in Section 2.3 and the covenants and agreements of the parties shall survive without expiration.

Section 8.20  Private Sale. It is the intention of the parties to this Agreement that the Transaction be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act, pursuant to the satisfaction of the conditions for the so-called “Section 4 (1 1/2)” private resale exemption.

Section 8.21  Currency.  All dollar amounts contained herein refer to US dollars.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER
Canada Pension Plan Investment Board
By:      /s/ R. Scott Lawrence
Name:  R. Scott Lawrence
 Title:  Managing Director, Head of Relationship Investments
By:      /s/ Eric M. Wetlaufer
Name:  Eric M. Wetlaufer
 Title:  Senior Managing Director & Global Head of  Public Market Investments

SELLERS
First Reserve Fund XII, L.P. By: First Reserve GP XII, L.P., its general partner By: First Reserve GP XII Limited, its general partner By: /s/ Kenneth W. Moore Name: Kenneth W. Moore Title: Director

FR XII-A Parallel Vehicle, L.P.

By: First Reserve GP XII, L.P., its general partner
By: First Reserve GP XII Limited, its general partner

By:            /s/ Kenneth W. Moore
Name: Kenneth W. Moore
 Title:  Director

FR XI Offshore AIV, L.P. By: FR XI Offshore GP, L.P., its general partner By: FR XI Offshore GP Limited, its general partner By: /s/ Kenneth W. Moore Name: Kenneth W. Moore Title: Director
FR Torus Co-Investment, L.P. By: First Reserve GP XII Limited, its general partner By: /s/ Kenneth W. Moore Name: Kenneth W. Moore Title: Director

Schedule 1
Purchased Shares
Seller	Ordinary Shares	Series E Shares	Portion of Purchase Price
First Reserve Fund XII, L.P.	652,596	175,959	$ 115,997,700.00
FR XII-A Parallel Vehicle, L.P.	11,715	3,159	$ 2,082,360.00
FR XI Offshore AIV, L.P.	809,989	218,397	$ 143,974,040.00
FR Torus Co-Investment, L.P.	26,911	7,256	$ 4,783,380.00
Total	1,501,211	404,771	$ 266,837,480.00